EXHIBIT 99.1

CONTACTS From: Tony DeFazio	For: Jennifer Weingartner Director of Investor Relations
DDCworks	Phillips Edison – ARC Shopping Center REIT Inc.
tdefazio@ddcworks.com	jweingartner@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Surpasses $500 Million in Acquisitions

CINCINNATI, OH, June 5, 2013 — Phillips Edison–ARC Shopping Center REIT Inc. (the “Company”) today announced the acquisition of Sunset Center, a 164,797 square foot shopping center anchored by a Safeway grocery store.  Sunset Center is located in Corvallis, Oregon, the home to Oregon State University which enrolls over 26,000 students a year.  The acquisition of Sunset Center brings the Company’s total portfolio to 41 properties with 15 leading grocers in 16 states, with a portfolio aggregate purchase price of approximately $518.5 million.

The Company is a public non-traded REIT focused on the acquisition and management of well-occupied grocery-anchored neighborhood shopping centers throughout the United States.

Sunset Center is 93.8 percent occupied and anchored by a 54,971 square foot Safeway grocery store, which is on a long-term lease. Safeway is the No. 1 grocer by market share in the Corvallis market. When combined with the Safeway lease, 71 percent of the rents within the shopping center come from national tenants.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States.  The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $2.3 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices.  As of June 5, 2013, Phillips Edison-ARC owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 41 grocery-anchored shopping centers totaling 4,111,726 square feet.  For more information on the company, please visit the website at www.phillipsedison-arc.com.

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